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                               EMPLOYMENT CONTRACT

This AGREEMENT is made effective as of this thirty-first day of January, 2001 by and between THE YARDVILLE NATIONAL BANK (the "Bank"), a corporation organized under the laws of the State of New Jersey, and Howard N. Hall (the "Officer").

                                    RECITALS

         WHEREAS, the Bank desires to employ and retain the services of the Officer for the period provided in this Agreement; and

         WHEREAS, the Officer is willing to serve in the employ of the Bank on a full-time basis for said period;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

36.      POSITION AND RESPONSIBILITIES

         During the period of his employment hereunder, the Officer shall serve as First Senior Vice President and Controller & Chief Investment Officer of the Yardville National Bank (the "Bank") reporting to the Executive Vice President & Chief Financial Officer.

37.      TERMS AND DUTIES

         (I) The period of the Officer's employment agreement shall commence as of January 31, 2001 and shall continue for a period of twenty-four
(24) full calendar months thereafter, unless terminated by the Bank on account of death, disability or cause (as herein defined). This Agreement is subject to approval, for continuation, by the President/Chief Executive Officer and the Board of Directors of the Yardville National Bank, at the conclusion of each contract period. Renewals shall be on the same terms and conditions as set forth herein, except for such modification of compensation and benefits as may hereafter be agreed upon between the parties hereto from time to time.


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         (J)      During the period of employment, the Officer shall devote full time and attention to such employment and shall perform such duties as are customarily and appropriately vested in the First Senior Vice President and Controller & Chief Investment Officer of a commercial bank.

38.      DEFINITIONS

         For purposes of the Agreement,

         (U)      "Cause" means any of the following:

                  (xxi) the willful commission of an act that causes or that probably will cause substantial economic damage to the Bank or substantial injury to the Bank's business reputation; or,

                  (xxii) the commission of an act of fraud in the performance of the Officer's duties; or

                  (xxiii) a continuing willful failure to perform the duties of the Officer's position with the Bank; or

                  (xxiv) the order of a bank regulatory agency or court requiring the termination of the Officer's employment.

         (V)      "Change in Control": means any of the following:

                  (xvi) the acquisition by any person or group acting in concert of beneficial ownership of forty percent (40%) or more of any class of equity security of the Bank or the Bank's Holding Company, or

                  (xvii) the approval by the Board, and appropriate regulatory authorities of the sale of all or substantially all of the assets of the Bank or Holding Company; or,

                  (xviii) the approval by the Board and appropriate regulatory authorities of any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i) or (ii) above.

         (W) "Disability" means a mental or physical illness or condition rendering the Officer incapable of performing his normal duties for the Bank.

         (X) "Willfulness" means an act or failure to act done not in good faith and without reasonable belief that the action or omission was in the best interest of the Bank.

39.      COMPENSATION AND REIMBURSEMENT

         (R) During the period of employment, the Bank shall pay to the Officer an annual salary of not less than $115,000.00 in the first year of the contract period, and salary increase consideration of 4% to 5%, as determined by Bank Management, in the second year of the contract period; which salary shall be paid in bi-weekly installments.

         (S) The Officer shall receive an annual expense stipend of $2,400.00 for associated expenses incurred for extensive travel and vehicle maintenance in the performance of his duties as Controller & Chief Investment Officer.


40.      TERMINATION FOR CAUSE

         (J) The Officer shall not have the right to receive compensation or other benefits provided hereunder for any period after termination for Cause, except to the extent that Officer may be legally entitled to participate by virtue of COBRA or any other State or Federal Law concerning employee rights to benefits upon termination.


41.      TERMINATION BY THE OFFICER

         (D) In the event of the Officer's voluntary termination, the Officer shall not have the right to receive compensation or benefits as provided hereunder after such date of termination, except to the extent that the Officer may be legally entitled to participate by virtue of COBRA or any other State of Federal law concerning employee rights to benefits upon termination.

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42.      CHANGE IN CONTROL


         (A) The Executive will have the option within six (6) months after a Change in Control (as herein defined), to elect to resign his position. If the Executive's voluntary departure is for other than death, disability or cause the Executive shall be entitled to receive two (2) years' salary at an annual salary currently being paid, which payment shall be made in a lump sum promptly after the occurrence of such voluntary resignation.

         (B) In the event that within three (3) years after a Change in Control (as herein defined), the Officer's employment is terminated by the Bank, other than for death, disability or Cause, the Officer shall be entitled to receive two (2) years' salary at the annual salary currently being paid, which payment shall be made in a lump sum promptly after the occurrence of such termination.


43.      TERMINATION UPON DISABILITY

         (C) In the event that the Officer experiences a Disability during the period of employment, salary shall continue at the same rate as was in effect on the day of the occurrence of such Disability, reduced by an concurrent disability benefit payments provided under disability insurance maintained by the Bank. If such Disability continues for a period of six (6) consecutive months, the Bank at its option may thereafter, upon written notice to the Officer or personal representative, terminate the Officer's employment with no further notice.


44.      GOVERNING LAW

         This Agreement and the other obligations of the parties hereto shall be interpreted, construed and enforced in accordance with the laws of the State of New Jersey.


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45.      ENTIRE AGREEMENT

         This instrument contains the entire agreement of the parties. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.






         IN WITNESS WHEREOF, the parties have hereunto executed this Agreement on the 31st day of January, 2001.


ATTEST:                                        YARDVILLE NATIONAL BANK



- ------------------------------                 ---------------------------------
                                                       Patrick M. Ryan
                                                        President/CEO

WITNESS



- ------------------------------                 ---------------------------------
                                                      Howard N. Hall
                                                  First Senior Vice President